Exhibit 5
May 8, 2007
Lennar Corporation
700 Northwest 107th Avenue
Miami, Florida 33172
Ladies and Gentlemen:
     We have acted as counsel to Lennar Corporation (the “Company”) in connection with the issuance or proposed issuance of up to 10,000,000 shares (the “Shares”) of Class A or Class B common stock, par value $0.10 per share, of the Company as restricted shares, upon exercise of options or as a result of other forms of equity based awards granted under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.
     Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when Shares are issued as restricted shares, are issued and paid for upon exercise of options granted under the 2007 Plan, or otherwise are issued as a result of equity-based awards granted under the 2007 Plan, they will be legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to a registration statement on Form S-8 relating to the Shares.

Very truly yours,
/s/ CLIFFORD CHANCE US LLP